                                                                      Exhibit 99

                              [WAYNE BANCORP LOGO]
                           [WAYNE BANCORP LETTERHEAD]


NEWS RELEASE

FOR IMMEDIATE RELEASE                         CONTACT: John A. Lende, CPA
                                                       Secretary and Treasurer
                                                       PHONE: (330) 264-1222
                                                       EXT: 219

                    WAYNE BANCORP, INC. REPORTS INCREASES IN
               2003 YEAR TO DATE NET INCOME AND EARNINGS PER SHARE

         WOOSTER, Ohio - July 18, 2003 - Wayne Bancorp, Inc. (NASDAQ:WNNB), parent holding company of Wayne County National Bank (WCNB), Savings Bank & Trust (SBT), MidOhio Data, Inc. (MID) and Access Financial Corp. (AFC), today announced its 2003 second quarter and year to date results.

         "I am pleased to report that our merger with Banc Services Corp. (BSC) was completed during the second quarter, and was effective as of the close of business on May 31," said David P. Boyle, President and CEO, Wayne Bancorp, Inc. Boyle stated, "The integration is going as planned, and that the transition teams that were established last year continue to work toward full integration of products and services, the implementation of best practices, and the consolidation of processes and procedures to gain operational efficiencies." Boyle added, "We expect the integration of the Companies to be completed by the end of this year."

         Boyle continued, "The increased earnings provided by SBT and AFC during June are in line with our expectations, and we expect these positive results to continue into the second half of the year. In connection with the acquisition, we anticipate that we will incur approximately $850,000 in merger related charges during the year, of which $98,000 was expensed during the second quarter. These expenses will be charged against earnings as they occur during the second half of this year.

         The following commentary, including performance information, includes six months of operations for Wayne Bancorp, Inc. comparable with prior year information and one month of operations from the newly acquired BSC included in the second quarter and 2003 year to date numbers.

         Total assets increased by $238.5 million, or 39.1 percent, to stand at $849.0 million at June 30, 2003, compared to $610.5 million at June 30, 2002. This increase in assets is primarily due to the merger with Banc Services Corp. This acquisition added assets totaling $235 million as of June 30, including securities of $65 million, loans of $119 million, deposits of $167 million and equity of $32 million. Also included in this transaction is goodwill of $24 million and core deposit intangible of nearly $5 million.

         In the quarter ended June 30, 2003, Wayne Bancorp, Inc. reported net income of $2,231,000, or $.44 per share. This compares to second quarter 2002 net income of $2,021,000, or $.42 per share. For the first six months of 2003, the Company reported net income of $4,459,000, or $.91 per share. This compares to 2002 net income of $4,313,000, or $.89 per share for the same time period, which represents an increase of 3.4 percent in earnings and 2.3 percent in earnings per share. Included in the quarterly and year to date results are earnings from SBT and AFC, of $308,000, which is equivalent to $.04 per share.

         Return on average equity for the second quarter of 2003 was 12.58 percent compared to 12.71 percent for the second quarter of 2002. Return on average equity for the six months ended June 30, 2003 was 14.41 percent compared to 13.56 percent for the same period in 2002. Return on average assets was 1.41 percent for
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PAGE 2 / 2003 SECOND QUARTER RESULTS

the second quarter of 2003, compared to 1.34 percent for the second quarter of 2002. Return on average assets for the six months ended June 30, 2003 was 1.59 percent compared to 1.43 percent for the comparable period in 2002.

         Net interest income for the second quarter increased $862,000, or 14.7 percent, to $6,723,000 compared to $5,861,000 for the same period in 2002. For the first full six months of the year, net interest income has increased $726,000, or 6.0 percent, to $12,796,000 from $12,070,000 for the comparable period in 2002.

         Non-interest income for the second quarter increased $348,000, or 29.8 percent to $1,517,000 from $1,169,000 for the same quarter in 2002. For the six months ended June 30, 2003, non-interest income was $2,846,000 compared to $2,399,000 for the same period in 2002, which is an increase of $447,000, or
18.6 percent. This increase includes increases in Trust earnings, net gains generated on the sale of mortgage loans, deposit service charges, and income from Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB. Recorded in non-interest income is mortgage servicing fees as well as the related amortization on the servicing asset. During the second quarter of this year, amortization of mortgage servicing assets was $60,000, including an impairment of $35,000, while for the full year, amortization was $100,000 with an impairment of $73,000.

         Non-interest expenses for the second quarter increased $950,000, or
23.3 percent to $5,031,000 from $4,081,000 for the same quarter in 2002. For the six months ended June 30, 2003 non-interest expense was $9,284,000 compared to $8,122,000 for the same period in 2002, which is an increase of $1,162,000, or
14.3 percent. Included in non-interest expenses are merger related charges of $98,000, as well as expenses from SBT and AFC of $470,000, which includes core deposit amortization expense of $49,000.

         Wayne Bancorp, Inc. (NASDAQ:WNNB) is an $849 million financial services company. Its bank affiliates -- Wayne County National Bank and Savings Bank & Trust -- operate 25 banking centers in Wayne, Holmes, Medina and Stark Counties. The Company's non-bank affiliates, including, MidOhio Data, Inc, which performs proof and data processing operations, and Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB are both located in Wayne County, while Access Financial Corp., a consumer finance company is located in Stark county. For more information, visit WCNB's Web site at wcnb.com and SBT's Web site at svgsbank.com.

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





                      CONSOLIDATED STATEMENTS OF CONDITION
                      ------------------------------------

(UNAUDITED)                                                     JUNE 30,
(IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)               2003           2002
--------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                              $  35,471      $  27,334
  Federal funds sold                                      13,869          1,890
                                                       ---------      ---------
     TOTAL CASH AND CASH EQUIVALENTS                      49,340         29,224

  Securities, available-for-sale                         245,817        176,875
  Loans                                                  508,290        392,001
  Allowance for loans                                     (8,129)        (5,918)
                                                       ---------      ---------
     NET LOANS                                           500,161        386,083

  Premises and equipment                                  14,795         10,805
  Intangible assets                                       30,600          1,409
  Other assets                                             8,300          6,088
                                                       ---------      ---------
     TOTAL ASSETS                                      $ 849,013      $ 610,484
                                                       =========      =========

                      CONSOLIDATED STATEMENTS OF CONDITION
                      ------------------------------------

(UNAUDITED)                                                                                          JUNE 30,
(IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)                                                     2003          2002
----------------------------------------------------------------------------------------------------------------------
LIABILITIES
  Deposits
    Non-interest bearing                                                                      $ 79,778      $ 77,636
    Interest bearing                                                                           609,374       433,050
                                                                                               ------        ------
     TOTAL DEPOSITS                                                                            689,152       510,686

  Short-term borrowings                                                                         43,610        25,596
  Other borrowed funds                                                                           9,961         6,868
  Other liabilities                                                                              7,416         2,906
                                                                                               ------        ------
     TOTAL LIABILITIES                                                                         750,139       546,056

SHAREHOLDERS' EQUITY
  Common stock - stated value $1 per share                                                       6,246         4,917
  Authorized    2003  12,000,000    2002   12,000,000
  Issued        2003   6,245,964    2002    4,917,218
  Outstanding   2003   6,025,403    2002    4,663,156
  Surplus                                                                                       43,561        13,154
  Retained earnings                                                                             52,675        53,382
  Unearned ESOP shares                                                                          (1,278)       (1,561)
  Treasury stock, at cost                                                                       (6,194)       (8,081)
  Unrealized gain on securities available-for-sale, net of tax                                   3,864         2,617
                                                                                               ------        ------
     Total shareholders' equity                                                                 98,874        64,428
                                                                                               ------        ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                    $849,013      $610,484
                                                                                             =========     =========

                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

(UNAUDITED)                              THREE MONTHS ENDED     SIX MONTHS ENDED
(IN THOUSANDS OF DOLLARS                        JUNE 30,            JUNE 30,
EXCEPT PER SHARE DATA)                      2003      2002      2003      2002
--------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                 $ 7,254   $ 6,871   $13,860   $14,185
Interest on securities                       1,934     2,122     3,840     4,186
Other interest income                           57        33        60        72
                                           -------   -------   -------   -------
        TOTAL INTEREST INCOME                9,245     9,026    17,760    18,443

INTEREST EXPENSE
Interest on deposits                         2,402     2,971     4,740     5,966
Interest on short-term borrowings               59        84       111       179
Interest on other borrowed funds                61       110       113       228
                                           -------   -------   -------   -------
       TOTAL INTEREST EXPENSE                2,522     3,165     4,964     6,373

Net interest income                          6,723     5,861    12,796    12,070
Provision for loan losses                       71       150       111       300
                                           -------   -------   -------   -------
                                             6,652     5,711    12,685    11,770

Non-interest income                          1,517     1,169     2,846     2,399
Non-interest expense                         5,031     4,081     9,284     8,122
                                           -------   -------   -------   -------
Income before income tax expense             3,138     2,799     6,247     6,047

Income tax expense                             907       778     1,788     1,734
                                           -------   -------   -------   -------
NET INCOME                                 $ 2,231   $ 2,021   $ 4,459   $ 4,313
                                           -------   -------   -------   -------
NET INCOME PER SHARE                       $  0.44   $  0.42   $   .91   $   .89
                                           =======   =======   =======   =======
DIVIDENDS PER SHARE
                                           $  0.18   $  0.17   $  0.36   $  0.34
                                           =======   =======   =======   =======

                              FINANCIAL HIGHLIGHTS
                              --------------------
KEY MANAGEMENT RATIOS

                                                                                    JUNE 30,
(UNAUDITED)                                                                   2003             2002
-----------------------------------------------------------------------------------------------------

Net interest margin  (a) (b)                                                  4.87%            4.40%
Quarter end loan to deposit ratio                                            73.78%           76.76%
Loss allowance to quarter end loans                                           1.60%            1.51%
Return on average assets (a)                                                  1.59%            1.43%
Return on average equity (a)                                                 14.41%           13.56%
Total other expenses to average assets (a)                                    3.28%            2.79%
Total other income to average assets (a)                                      1.01%            0.79%
Net operating burden to average assets (a)                                    2.27%            2.00%


(a) Year to date results annualized.
(b) Net interest margin is calculated on a fully taxable equivalent basis.